Exhibit 10.76

ADDENDUM No.1

 To the Share Purchase Agreement (“Agreement”) entered into as of February 18, 2026, by and between Central Mare Inc., a Marshall Islands corporation (the “Seller”), and TOP Ships Inc., a Marshall Islands corporation (the “Buyer”). The Seller and the Buyer are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties”, pursuant to which the Buyer and the Seller as per Sections 1.1 and 1.2 of the Agreement agreed that the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Shares, together with all rights and interests associated therewith for an aggregate purchase price of $41,093,188 (the “Purchase Price”).

It is hereby agreed that with effect from the date of this Addendum No.1, the Agreement shall be read and construed subject to the amendments set out below:

Dated: 15 April 2026

Definitions Words and expressions used in the Agreement shall have the same meaning when used in this Addendum No.1, unless herein amended.

Agreed Amendments to the Agreement Clause 1.2(c) of the Agreement shall be partially modified and replaced by the following wording:

“  an amount of $4,000,000 shall be paid to the seller no later than April 15, 2026 and the outstanding balance of the Purchase Price, being $16,093,188 as of April 15, 2026, shall be paid to the seller no later than May 31, 2026.

Miscellaneous Save as expressly amended by this Addendum No 1, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

In the event of conflict between the terms of this Addendum No.1 and the Agreement, this Addendum No.1 shall prevail over the Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:
By:	/s/ Alexandros Tsirikos
Name:	Alexandros Tsirikos
Title:	Director

SELLER

By:	/s/ Pinelopi Athanasia Platsouka
Name:	Pinelopi Athanasia Platsouka
Title:	President, Treasurer and Director